Exhibit 19.1

POLICY WITH RESPECT TO TRANSACTIONS IN SHARES OF REITS AND TRADEABLE BUSINESS DEVELOPMENT COMPANIES (SECTION 16)
Applicability: All GSAM
This policy is applicable to Goldman Sachs BDC, Inc., Goldman Sachs Private Credit Fund LLC, and Goldman Sachs Real Estate Finance Trust Inc

This policy (“Policy”) of Goldman Sachs BDC, Inc. (GSBD), Goldman Sachs Private Credit Fund LLC (“GS Credit”), and Goldman Sachs Real Estate Finance Trust Inc (“GS REFT”) governs your transactions in Company shares1 if you are a director, officer, portfolio manager and/or investment committee member of a Company or an “Access Person” as defined in the Company’s Code of Ethics2 (a “Covered Person”). Each Company has registered a class of equity securities under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, certain persons of the Company (“Section 16 Reporting Persons”) are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). If you are a Section 16 Reporting Person, you are subject to certain additional restrictions as outlined in this Policy. AM Compliance shall maintain a list of Section 16 Reporting Persons and shall update the list as necessary to reflect the addition, resignation or departure of Section 16 Reporting Persons. In this policy, the term “Company” means each of GSBD, GS Credit, GS REFT; therefore, where “Company” is used it applies, as applicable, to each GSBD, GS Credit and GS REFT unless otherwise stated.

These policies apply to all Company shares owned by you, including those shares that you directly or indirectly beneficially own.

•Direct Beneficial Ownership. Shares are deemed to be beneficially owned directly if the shares are held in your name; in the name of a bank, broker or
1     Includes common and preferred shares issued by the Company and includes any derivative security relating to such shares, whether or not issued by the Company.
2     As defined in the Company’s Code of Ethics, Access Persons with respect to GS&Co. means only those directors, officers and general partners of GS&Co. who, in the ordinary course of business, make, participate in or obtain information regarding the purchase or sale of Covered Securities by the Company or whose functions or duties in the ordinary course of business relate to the making of any recommendations to the Company regarding the purchase or sale of Covered Securities. Access Persons with respect to GSAM means any director, officer, general partner or Advisory Person of GSAM. “Advisory Person” means: (i) any employee of GSAM (and any director, officer, general partner or employee of any company in a control relationship to the Company or GSAM) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Company or whose functions relate to the making of any recommendations made on behalf of the Company with regard to the purchase or sale of a Covered Security. For the avoidance of doubt, GS REFT is not subject to the Company’s Code of Ethics (i.e., 17j-1 Code of Ethics).

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nominee for your account, or as joint tenants, tenants in common, tenants by the entirety or as community property.
•Indirect Beneficial Ownership. Shares are deemed to be beneficially owned indirectly if you have the opportunity to share in any profit derived from a transaction in Company shares through any contract, understanding, relationship or otherwise. This may include Company shares owned by your spouse or other members of your immediate family3 sharing the same household, and Company shares held by a trust, estate or other entity in which you have an interest or are otherwise affiliated.
These policies may be amended or modified in any respect at any time and from time to time.

If you have any questions regarding these policies, contact AM Compliance.
Set forth below are links to other policies of the Company that, in addition to this Policy, may govern transactions in Company shares by Covered Persons:

Links to Policies

17j-1 Code of Ethics
Policy on Regulation FD
Policy on Asset Management Personal Trading
3     The term “immediate family” includes your spouse, children, grandchildren, siblings, parents, grandparents, and in-laws (but not aunts and uncles or nieces and nephews), regardless of whether the relationship arises by blood, marriage, or adoption

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Buying or Selling Company Shares

Blackout Periods (all Covered Persons)

You may not buy or sell Company shares during a “Blackout Period” as follows:
•No GSBD Covered Person may buy or sell GSBD shares other than during the five week period beginning 24 hours after the filing of the GSBD annual report on Form 10-K or quarterly report on Form 10-Q, as applicable, with the SEC.
•In addition, no Covered Person may buy, sell or submit for repurchase (as applicable4) Company shares during any special blackout periods that AM Compliance may designate. No Covered Person may disclose to any outside third party that a special blackout period has been designated.5
•
Certification (all Covered Persons)
1.Prior to entering an order to buy or sell Company shares, all Covered Persons must certify that they are not in possession of material, non-public information concerning the Company. Information will not be considered material, non-public information to the extent that such information is known by the Company’s board of directors and/or management.

Purchase/Sale Process and Restrictions (all Covered Persons)

1.Any purchase or sale of Company shares must be approved by AM Compliance in advance.

2.Company shares in GS REFT may only be purchased from or sold to the Company, and not through third-party transactions.

3.All Covered Persons who are Section 16 Reporting Persons6 must contact the Companies’ Chief Compliance Officer or AM Compliance for approval prior to any transactions in the Company.
4.Once approval has been obtained, the Covered Person should enter into the transaction, or with respect to GS REFT, submit the relevant transaction request paperwork in accordance with the terms of GS REFT’s private placement memorandum, on the same trading day after receiving such approval.

4     GS Credit offers quarterly repurchases of shares pursuant to Rule 13e-4. GS REFT offers quarterly repurchases of shares pursuant to its share repurchase plan that is consistent with relief granted by the Division of Corporation Finance in prior no action letters.
5 In addition to this Policy, purchases and repurchases of GS Credit are governed by the terms of its then-current Private Placement Memorandum and with respect to GS REFT, are governed by the terms of its most recently adopted share repurchase plan.
6     Section 16 Reporting Persons include officers and directors. Legal and Compliance maintain a list of Section 16 Reporting Persons.

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5.For Section 16 Reporting Persons, a Form 4 will be filed by AM Compliance on the director’s or officer’s behalf with respect to such transactions within 2 business days of the execution of the transaction (see SEC Reporting Obligations with Respect to Transactions Involving Your Company Shares below).

6.Covered Persons with a brokerage account at Goldman Sachs & Co. LLC. should keep Company shares in such brokerage account and execute any transactions in shares in such account.

7.For Section 16 Reporting Persons, details regarding any approved transaction involving Company shares executed through any other brokerage account at another brokerage firm (number of shares involved, relevant price) will need to be provided on the trade date to Compliance in order to ensure timely filing of Form 4. Shares held at a brokerage account at another firm should be executed through a single brokerage account (or related accounts at a single brokerage firm), and the director or officer should enter into an agreement in the form set forth as Appendix A hereto with the brokerage firm responsible for such account.

1.For Section 16 Reporting Persons, in order to ensure that Form 4s are filed on a timely basis, the form of agreement requires the broker-dealer responsible for such brokerage account to notify Goldman Sachs Asset Management L.P (“GSAM”) on the trade date of any transaction in Company shares. Such notification is in addition to the pre-approval described above and must include all of the pertinent details necessary for AM Compliance to file the Form 4 (see SEC Reporting Obligations with Respect to Transactions Involving Your Company Shares).

Six Month Rule for Section 16 Reporting Persons

1.Transactions in Company shares by Section 16 Reporting Persons are subject to a rule requiring such persons to hold an investment for a six month period.

•Section 16 Reporting Persons are strictly liable for any profits they may realize from any purchase and sale, or any sale and purchase, of Company shares within a six month period (known as a “short-swing transaction”). There is a conclusive presumption that the Section 16 Reporting Person traded on the basis of inside information, or non-public information, when a short-swing transaction is executed. A Section 16 Reporting Person must disgorge any profit realized from a short-swing transaction

It is the individual responsibility of a Section 16 Reporting Person, and a Section 16 Reporting Person's personal financial and legal advisors, to maintain accurate records of his or her trades in Company shares and determine whether he or she will face disgorgement or other liabilities under the Exchange Act by the execution of trades by a Section 16 Reporting Person in Company shares. Compliance will calculate short swing

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profits each time a short swing transaction in Company shares is reported to Compliance by a Section 16 Reporting Person.

Other Types of Transactions in Company Shares

If you intend to engage in other types of transactions in Company shares not covered by this Policy, including but not limited to hedging Company shares, buying calls and writing puts on Company shares, pledging Company shares, lending Company shares or donating Company shares, you must first contact AM Compliance.

Transaction in Securities of other Companies

With respect to GS Credit and GSBD, no director of the respective Company is permitted to own equity securities of a business development company managed by GSAM if such director is not a member of the board of directors of such business development company.

SEC Reporting Obligations with Respect to Transactions Involving Your Company Shares

It is the individual responsibility of each Section 16 Reporting Person to comply with the requirements of Section 16 of the Exchange Act. Nevertheless, GSAM will file Forms 3, 4 and 5 on behalf of the Section 16 Reporting Persons. Accordingly it is the responsibility of the Section 16 Reporting Person to notify AM Compliance in a timely manner of all transactions in Company shares pursuant to these procedures.

Form 3 (Section 16 Reporting Persons)

1.    Upon becoming a Section 16 Reporting Person, you must file a Form 3 electronically within 10 days (not business days) after you acquire such status. Even if you do not own any Company shares, you are still required to file a Form 3 and report that no Company shares are owned.

Form 4 (Section 16 Reporting Persons)

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1.If you are a Section 16 Reporting Person, purchases, sales and gifts of Company Shares must be reported on a Form 4 filed with the SEC within two (2) business days of the execution of your transaction. This includes transactions with respect to which you have a direct or indirect “pecuniary” interest. Please contact Compliance with any questions concerning what constitutes a “pecuniary” interest or whether your contemplated transaction is reportable on Form 4.

Form 5 (Section 16 Reporting Persons)

1.    Section 16 Reporting Persons are required to electronically file on Form 5 details of any transactions and total beneficial ownership not previously reported on Forms 3 or 4.7 If all of your reportable transactions and holdings have been reported, you are not required to file a Form 5. Form 5 must be electronically filed within 45 days after the end of the Company’s fiscal year.

Ceasing to be a Section 16 Reporting Person (Section 16 Reporting Persons)

1.    In the instance where you execute a reportable transaction and immediately cease to be a Section 16 Reporting Person, you must report the transaction on Form 4 and check the exit box in the upper left corner of the first page of the Form. Transactions by a former Section 16 Reporting Person that occurred more than six months after the last reportable transaction while the person was a Section 16 Reporting Person are not required to be reported. However, a transaction following ceasing to be a Section 16 Reporting Person is reportable and could be subject to short-swing liability under Section 16(b) of the Exchange Act if it occurs within six months of an opposite transaction that occurred while a Section 16 Reporting Person.

Power of Attorney; EDGAR Codes

7     Section 16 Reporting Persons reporting transactions that should have been filed on Form 4 may use Form 5 to report a delinquent transaction or holding (Form 4 may also be used to voluntarily report transactions earlier for those otherwise required on Form 5). The Section 16 Reporting Person is required to check a box in the upper left corner of Form 5 calling attention to the late filing. Section 16 Reporting Persons may report multiple transactions within a single Form 5; however, Section 16 Reporting Persons must report each late transaction separately, rather than aggregating transactions.

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1.    With respect to any Form 3, 4 or 5 filings necessary for Section 16 Reporting Persons, AM Compliance will complete such forms on behalf of each such person pursuant to a power of attorney that is attached hereto as Appendix B. Section 16 Reporting Persons should ensure that power of attorneys are in place in order for your filing obligations to be fulfilled on a timely basis.

2.    GSAM will also maintain EDGAR Codes on behalf of each Section 16 Reporting Person in order to carry out the reporting obligations under this Policy.

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